UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) February 19, 2021

Redfin Corporation
(Exact name of registrant as specified in its charter)

Delaware		001-38160	74-3064240
(State or other jurisdiction of incorporation or organization)		(Commission File Number)	(I.R.S. Employer Identification No.)

1099 Stewart Street	Suite 600
Seattle	WA		98101
(Address of principal executive offices)			(Zip Code)

(206)	576-8333
Registrant's telephone number, including area code

(Former name, former address and former fiscal year, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol	Name of each exchange on which registered
Common Stock, $0.001 par value per share	RDFN	The Nasdaq Global Select Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.	☐

Item 1.01 Entry into a Material Definitive Agreement.

On February 19, 2021, Redfin Corporation ("we," "us," or "our") entered into an Asset Purchase Agreement (the "Purchase Agreement") with RentPath Holdings, Inc. ("RentPath") and certain of its wholly owned subsidiaries (together with RentPath Holdings, Inc., the "Sellers"). Pursuant to the Purchase Agreement, we will acquire, for $608 million in cash, all of the equity interests of RentPath, as reorganized following an internal restructuring of the Sellers (“Reorganized RentPath”) pursuant to the joint chapter 11 plan of reorganization of the Sellers in the chapter 11 cases of the Sellers (the "Plan") and certain of their affiliates filed on February 12, 2020 in the U.S. Bankruptcy Court for the District of Delaware (the “Bankruptcy Court”) (the "Acquisition"). In connection with the internal restructuring, certain assets and liabilities related to the Sellers' business of providing digital media services to clients in the residential real estate business will be transferred to Reorganized RentPath, and the remaining assets and liabilities will be transferred to a wind-down company.

In connection with our entry into the Purchase Agreement, we will deposit $60.8 million into an escrow account, and this amount will be applied towards the purchase price at the closing of the Acquisition.

The closing of the Acquisition is subject to customary closing conditions, including (i) the absence of any law or order prohibiting the closing, (ii) the expiration or termination of any applicable waiting period under applicable antitrust laws and (iii) the Bankruptcy Court having entered orders confirming the Plan and authorizing the Purchase Agreement and certain other matters.

The Purchase Agreement may be terminated by us or the Sellers, under certain circumstances, including if the transaction is not consummated by June 19, 2021 (which date may be extended to August 19, 2021), subject to certain conditions. If we exercise our extension right, we will be required to pay the Sellers an additional $3 million (the "Extension Payment").

The Purchase Agreement may also be terminated by the Sellers if RentPath's board of directors determines in good faith after consulting with outside counsel that it has fiduciary duties to do so, subject to certain conditions. In the event of such a termination that results in an "alternative transaction" (as defined in the Purchase Agreement), Sellers must pay us a $12.16 million termination fee, the Extension Payment if we previously paid it, and our reasonable and documented out-of-pockets costs not exceeding $3.04 million, all upon the closing of such alternative transaction.

The Purchase Agreement also contains customary representations and warranties by us and the Sellers and customary covenants by the Sellers.

A copy of the Purchase Agreement is filed as exhibit 2.1 to this report and is incorporated into this report by reference.

Item 7.01 Regulation FD Disclosure.

On February 19, 2021, we issued a press release announcing our entry into the Purchase Agreement.

Item 9.01 Financial Statements and Exhibits.

Exhibit Number	Description
2.1	Asset Purchase Agreement by and among RentPath Holdings, Inc., Redfin Corporation and the Other Sellers Named Therein, dated as of February 19, 2021
99.1	Press release dated February 19, 2021
104	Cover page interactive data file, submitted using inline XBRL

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Redfin Corporation
(Registrant)

Date: February 19, 2021	/s/ Chris Nielsen
Chris Nielsen Chief Financial Officer